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                                                                    EXHIBIT 23.1

The Board of Directors
Crown Castle International Corp.:

  We consent to the incorporation by reference in the registration statement on Form S-4 (No. 333-87765) of Crown Castle International Corp. of our report dated February 24, 1999, relating to the consolidated balance sheets of Crown Castle International Corp. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations and comprehensive income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997, the consolidated financial statements of CTSH at March 31, 1997 and December 31, 1997 and for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997, the financial statements of the Bell Atlantic Mobile Tower Operations at December 31, 1998 and for each of the two years in the period ended December 31, 1998 and the financial statements of the Powertel Tower Operations at December 31, 1998 and for the year ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998 annual report on Form 10-K of Crown Castle International Corp. and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP


Houston, Texas
October 22, 1999